Con-Way
News Release                                        110 PARKLAND PLAZA
                                                   ANN ARBOR, MI 48103
                                                        (734) 769-0203
                 Contact: Joseph DeLuca e-mail: deluca.joe@con-way.com


              CON-WAY ANNOUNCES CAPITAL SPENDING INCREASE

                        Investments for Growth

ANN ARBOR, Mich. - July 21, 2004 - Con-Way Transportation Services, Inc. announced today that it will allocate $181 million this year to purchase additional highway tractors, trailers, forklifts and on service center development to accommodate growth at its four regional less-than-truckload companies. Con-Way is a subsidiary of CNF Inc. (NYSE:CNF).
      The company had planned to spend about $90 million on capital expenditures, but strong growth triggered by a vigorous economy in North America and continued consolidation in the LTL trucking industry has spurred the larger levels of spending.
     These expenditures are primarily for additional rolling stock, defined as tractors, trailers and dock equipment used for the movement of freight, including 1,300 new tractors and 1,950 trailers.
     It also includes start-up equipment for the Con-Way Truckload
operation that will open in the first quarter of 2005.   The
combination of the original capital budget and additions bring the total planned capital expenditures to $181 million for 2004.
     "This investment for our customers was a very easy and logical decision to make," said Gerald L. Detter, president and chief operating officer of Con-Way. "Con-Way's growth and earnings have been very strong over the past 12 months. Our return on assets is excellent and the prospects for continued growth will be enhanced by providing Con-Way the equipment it needs to respond to its customers' service expectations."
     On Tuesday, Con-Way reported record operating income of $67.1 million for the quarter ending June 30 on revenue of $657.5 million. Regional carrier tonnage per day was up 16 percent and the carriers had an operating ratio of 88.8.
     Con-Way's LTL carrier operations cover all the United States, Puerto Rico and Canada. Working through a network of more than 440 service centers, using a fleet of more than 33,000 pieces of equipment, its 19,000 employees provide commercial shippers on-time quality

                                -more-


CON-WAY INVESTMENT, pg. 2
freight transport service that is recognized as the leading benchmark for its industry. Commercial shippers expect responsive, flexible, but most importantly reliable on-time delivery of their products. Tightly managed inventories require reliable delivery to maintain customer satisfaction.
     "The new equipment provided by this extra capital will keep us in line with growing shipper demand for our service," Detter said. "Con-Way has always been able to respond to customer demand because we have invested in the capacity needed to provide high quality service. It's a simple formula, but not every company in our industry has the resources and the foresight to make the investments when needed."
     The company pointed out that recent statements from other carriers in the industry have indicated capacity constraints are building. Con-Way has also been hearing from customers that they are experiencing some difficulty in obtaining timely response from both truckload and LTL carriers when equipment is requested.
     CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.
     Con-Way Transportation Services, Inc., a subsidiary of CNF Inc., is a $2.2 billion transportation and services company that provides time-definite and day-definite freight delivery services and logistics for commercial and industrial businesses. Within the Con-Way family are regional less-than-truckload carriers Con-Way Central Express, Con-Way Southern Express, Con-Way Western Express, Con-Way Canada Express and Con-Way Mexico Express; Con-Way NOW, an expedited carrier specializing in emergency shipment service; Con-Way Logistics, a contract supply chain execution service provider, Con-Way Air, an airfreight forwarder with service throughout the U.S., Canada and Puerto Rico, and Con-Way Full Load, a truckload brokerage service offered throughout the U.S. and Canada. All Con-Way operating components are ISO certified for 9001 and 14001 and the LTL and expedite units are C-TPAT/PIP certified FAST highway carriers.
      Further information about Con-Way and additional press releases are available via the Internet at.www.con-way.com

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